Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Second Quarter Fiscal Year 2015 Earnings

Net Sales Increased 4.7%

Reported GAAP and Adjusted Diluted Earnings Per Share of $0.36

Updates Fiscal Year 2015 Guidance

Board Authorized $200 Million Stock Repurchase Program

GREENSBORO, N.C. - August 20, 2015 - The Fresh Market, Inc. (NASDAQ: TFM), a growing specialty grocery retailer, today announced unaudited sales and earnings results for its thirteen-week second quarter ended July 26, 2015.

Second Quarter Financial Overview

•
Diluted earnings per share under U.S. generally accepted accounting principles (“GAAP”) in the second quarter of fiscal 2015 were $0.36, compared to $0.24 in the second quarter of fiscal 2014. Second quarter fiscal 2014 results include net store closure charges of $0.13 per diluted share.

•
Adjusted diluted earnings per share in the second quarter of fiscal 2015 were $0.36, compared to adjusted diluted earnings per share of $0.36 for the second quarter of fiscal 2014, which excluded net store closure charges of $0.13 per diluted share. Adjusted diluted earnings per share is a non-GAAP financial measure. The schedules included in this press release reconcile this and other non-GAAP financial measures referenced to their comparable GAAP financial measures.

•
GAAP net income in the second quarter of fiscal 2015 was $17.5 million, compared to $11.4 million in the second quarter of fiscal 2014. Second quarter fiscal 2014 results include pre-tax net store closure charges of $9.8 million.

•
Adjusted EBITDA in the second quarter of fiscal 2015 was $46.4 million, compared to $46.2 million in the second quarter of fiscal 2014, an increase of 0.5%. Adjusted EBITDA for the second quarter of fiscal 2015 was 10.5% of net sales, compared to 10.9% of net sales in the second quarter of fiscal 2014. Adjusted EBITDA is a non-GAAP financial measure.

•	Net sales for the second quarter of fiscal 2015 increased 4.7% to $442.1 million and comparable store sales decreased 1.0% to $392.7 million from the second quarter of fiscal 2014.

•
Gross profit for the second quarter of fiscal 2015 increased 3.7%, or $5.3 million, to $149.0 million, compared to the second quarter of fiscal 2014. Gross margin for the second quarter of fiscal 2015 was 33.7%, compared to 34.0% in the second quarter of fiscal 2014.

•
The Company generated $14.8 million in cash flow from operations during the second quarter of fiscal 2015, compared to $12.0 million in the second quarter of the prior fiscal year, and ended the quarter with a cash balance of $73.4 million.

Sean Crane, Interim Chief Executive Officer, commented, “Our second quarter results reflect changes in our pricing and promotional investments, which were less effective than anticipated in a more challenging macro environment. However, the financial health of the business remains sound as we continue to deliver some of the strongest adjusted EBITDA margins and returns on invested capital in the industry. We are committed to increasing our profitability as we work to stabilize and improve our future comparable store sales. As we move forward, we remain focused on our initiatives to build The Fresh Market brand, elevate our in-store experience and food offering, and capture greater operational efficiencies.”
Second Quarter Operating Performance
Total net sales for the second quarter of fiscal 2015 increased 4.7% to $442.1 million compared to the second quarter of fiscal 2014. Comparable store sales decreased 1.0% to $392.7 million from the second quarter of fiscal 2014 as a result of a 0.7% decrease in the number of transactions and a 0.3% decrease in average transaction size.
The Company’s gross profit increased 3.7%, or $5.3 million, to $149.0 million in the second quarter of fiscal 2015, compared to the prior fiscal year period. The fiscal 2015 second quarter gross margin decreased 30 basis points to 33.7%, compared to the second quarter of the prior fiscal year. The reduction in gross margin was driven primarily by increased shrink expense, partially offset by reduced supply chain costs and a favorable LIFO expense adjustment.
Selling, general and administrative expenses for the second quarter of fiscal 2015 increased $4.2 million to $103.6 million, compared to the second quarter of fiscal 2014. Selling, general and administrative expenses as a percentage of net sales for the quarter were 23.4%, a slight improvement from the second quarter of fiscal 2014, as a decrease in incentive compensation expenses offset the effects of lower comparable store sales and $1.6 million of investments in marketing and store productivity programs.
Operating income was $28.5 million, or 6.4% of net sales, for the second quarter of fiscal 2015, compared to $19.1 million, or 4.5% of net sales in the second quarter of fiscal 2014. The Company’s second quarter of fiscal 2014 operating income included net store closure and exit costs of approximately $9.8 million. Excluding these charges, adjusted operating income was $28.9 million, or 6.8% of net sales, for the second quarter of fiscal 2014. Adjusted operating income is a non-GAAP financial measure.
First Half Operating Performance
For the twenty-six week period ended July 26, 2015, net sales were $904.1 million, a 6.0% increase compared to the corresponding twenty-six week period in fiscal 2014, while comparable store sales decreased 0.6% from the prior year period. GAAP net income was $32.6 million for the twenty-six week period ended July 26, 2015, compared to approximately $28.0 million in the prior year period. First half fiscal 2015 GAAP net income includes net pre-tax store closure and leadership change charges of $14.9 million, and first half fiscal 2014 GAAP net income includes pre-tax store closure and exit costs of $16.8 million. GAAP diluted earnings per share for the first half of fiscal 2015 were $0.67, compared to GAAP diluted earnings per share of $0.58 for the corresponding twenty-six week period in fiscal 2014. Excluding store closure and exit costs of $0.19 per diluted share, adjusted diluted earnings per share were $0.86 for the first half of fiscal 2015. Excluding store closure and exit costs of $0.22 per diluted share for the first half of fiscal 2014, the Company recorded adjusted diluted earnings per share of $0.79. Adjusted diluted earnings per share is a non-GAAP financial measure.
Balance Sheet and Cash Flow
During the second quarter of fiscal 2015, the Company generated $14.8 million in cash flow from operations and invested $30.6 million in capital expenditures, of which $27.3 million related to new and remodeled stores. For the year to date fiscal 2015 period, the Company generated $77.4 million in cash flow from operations and invested $54.3 million in capital expenditures, with $48.3 million spent on real estate activities.
The Company had $73.4 million of cash and no outstanding debt in connection with the Company’s revolving credit facility at the end of the second quarter of fiscal 2015, compared to $48.5 million in cash and no outstanding debt under the credit facility at the end of fiscal 2014.
On a trailing four quarter basis for the period ended July 26, 2015, the Company’s return on assets was 12.6%, return on invested capital, excluding excess cash, was 19.2%, and return on equity was 18.5%. Excluding the impact from store closure and exit costs, as well as asset impairment and leadership change charges recognized in the last two quarters of fiscal 2014 and the first two quarters of fiscal 2015, the Company’s adjusted return on assets was 14.9%, adjusted return on invested capital, excluding excess cash, was 22.2%, and adjusted return on equity was 21.5%, all on a trailing four quarter basis for the period ended July 26, 2015. These financial return measures are non-GAAP financial measures. The schedules included in this press release include a discussion of these non-GAAP financial measures, as well as the details of the Company’s calculations of these financial return measures.

Growth and Development

During the second quarter of fiscal 2015, the Company opened six new stores, including two stores in Texas and one each in North Carolina, Georgia, Louisiana and New York. As of July 26, 2015, the Company operated 174 stores in 27 states.
The following table provides additional information about the Company’s real estate and store opening activities through the second quarter of fiscal 2015. Leases signed as of July 26, 2015 are for stores expected to open during or after fiscal 2015.

	Stores Opened in FY 2015	Leases Signed for Future Store Locations [1]
Number of new leased store locations	8	25
Average capital cost per store [2]	$3.9 million
	Information for All Open Stores
Average store size (gross square feet)	21,255
Total rentable square footage (at end of period)	3.7 million
Note 1: Includes leases for stores expected to open after July 26, 2015 and such leases typically include customary leasing conditions. In general, the Company does not announce the location of a new store until all conditions to the lease are satisfied or the Company’s involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. The Company generally identifies a store as “coming soon” when the Company takes possession of the property and commences construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2015 Outlook
Mr. Crane concluded, “We believe that our strategic initiatives will better position The Fresh Market to compete long-term. We remain focused on evolving our operating model to provide customers with a unique and differentiated grocery shopping experience, although we expect that it will take time to fully realize the benefits of our efforts. Based on year to date results and the current operating environment, we are lowering our previously issued sales and earnings guidance for fiscal 2015.”
The Company expects fiscal 2015 adjusted earnings of $1.55 to $1.65 per diluted share. This forecast excludes leadership transition related expenses and anticipated net charges of approximately $0.20 to $0.24 per diluted share, expected to be realized during fiscal 2015 related to the recognition of lease liabilities, asset disposals, severance and other costs associated with the exit of the California market. GAAP diluted earnings per share are expected to be $1.31 to $1.45, which includes an approximately $0.08 per diluted share benefit related to the 53rd week of fiscal 2015.
Management’s outlook for the 53-week fiscal 2015 is based upon the following expectations:

•
Total net sales growth for the 53-week fiscal 2015 of approximately 5.0% to 7.0% compared to the 52-week fiscal 2014 total net sales. Fiscal 2014 included the benefit of sales from the Company’s three California stores prior to their closing

•	Comparable store sales for the first 52 weeks of fiscal 2015 of -1.0% to -2.5%

•	An effective tax rate of 37.0% to 37.3%

•	Approximately $95 million to $105 million in capital expenditures, primarily related to real estate investments

•	Unit growth of approximately 18 new stores

•	Remodeling or refreshing 9 to 10 stores

•	Approximately $0.08 per diluted share of earnings related to the 53rd week of operations in the fourth quarter of fiscal 2015

Stock Repurchase Program
In August, the Company’s Board of Directors authorized a $200 million stock repurchase program. The primary source of funds for stock repurchases will be cash flows from operations net of investing activities. Repurchases under the program may be made through open market transactions at prevailing market prices, with block trades permitted from time to time and in the discretion of the Company’s management and as market conditions allow. The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the amount of cash flow available for repurchases, the market price of The Fresh Market’s shares and general market and economic conditions. No repurchases have been made under the program to date. Repurchases are expected to commence during or after September 2015.
Jeff Ackerman, Chief Financial Officer, commented, “This stock authorization reflects our strong, debt-free financial position, continued confidence in our long-term growth opportunities and commitment to building shareholder value. While investing in our growth initiatives and building The Fresh Market brand remain top priorities, our business generates a considerable amount of free cash flow even after funding these investments. This authorization will allow us the flexibility to achieve our growth objectives and best manage our free cash flow by allocating capital to stock repurchases and return cash to shareholders.”
Earnings Conference Call
The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company’s website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13617170.
About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of August 20, 2015, the Company operates 176 stores in 27 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2015 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including U.S. fiscal and monetary policy, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; impairment of recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention, including the outcome and costs of the current CEO search being conducted as part of our previously announced leadership change; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 26, 2015	July 27, 2014	July 26, 2015	July 27, 2014

Sales	$442,095	$422,227	$904,136	$853,229
Cost of goods sold	293,098	278,512	594,581	561,348
Gross profit	148,997	143,715	309,555	291,881

Operating expenses:
Selling, general and administrative expenses	103,610	99,404	208,737	198,267
Impairments and store closure costs	67	9,909	14,261	16,609
Depreciation	16,818	15,276	32,922	30,302
Income from operations	28,502	19,126	53,635	46,703
Interest expense	992	1,124	1,968	2,221
Income before provision for income taxes	27,510	18,002	51,667	44,482
Tax provision	10,038	6,612	19,029	16,521

Net income and comprehensive income	$17,472	$11,390	$32,638	$27,961

Net income per share:
Basic and diluted	$0.36	$0.24	$0.67	$0.58

Weighted average common shares outstanding:
Basic	48,526,755	48,282,994	48,484,425	48,274,868

Diluted	48,656,474	48,441,288	48,636,420	48,429,497

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	July 26, 2015	January 25, 2015
Assets
Current assets:
Cash and cash equivalents	$73,384	$48,486
Accounts receivable	10,736	12,442
Inventories	59,003	61,237
Prepaid expenses and other current assets	5,055	4,633
Income tax benefit	4,390	622
Deferred income taxes	8,118	6,957
Total current assets	160,686	134,377
Property and equipment, net	404,911	392,194
Deferred income taxes	5,484	1,452
Other assets	7,452	9,429
Total assets	$578,533	$537,452

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$48,106	$45,592
Accrued liabilities	75,147	74,641
Total current liabilities	123,253	120,233
Capital and financing lease obligations	32,876	33,337
Closed store reserves	10,377	10,187
Deferred income taxes	—	929
Deferred rent	14,630	13,797
Deferred lease incentives	15,096	14,117
Other liabilities	16,544	16,065
Total noncurrent liabilities	89,523	88,432

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,534,274 and 48,392,201 shares issued and outstanding as of July 26, 2015 and January 25, 2015, respectively	484	483
Additional paid-in capital	126,857	122,526
Retained earnings	238,416	205,778
Total stockholders' equity	365,757	328,787
Total liabilities and stockholders' equity	$578,533	$537,452

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	For the Twenty-Six Weeks Ended
	July 26, 2015	July 27, 2014
Operating activities
Net income	$32,638	$27,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,016	30,406
Loss on disposals of property and equipment	5,606	1,791
Share-based compensation	2,608	3,703
Excess tax (benefit) shortfall from share-based compensation	(90)	157
Deferred income taxes	(6,122)	(16,280)
Change in assets and liabilities:
Accounts receivable	1,706	1,222
Inventories	2,234	(831)
Prepaid expenses and other assets	1,464	(1,488)
Income tax benefit	(3,768)	837
Accounts payable	2,514	(2,021)
Closed store reserves	4,115	16,302
Accrued and other liabilities	1,485	6,454
Net cash provided by operating activities	77,406	68,213

Investing activities
Purchases of property and equipment	(54,343)	(40,363)
Proceeds from sale of property and equipment	692	92
Net cash used in investing activities	(53,651)	(40,271)

Financing activities
Borrowings on revolving credit facility	—	118,133
Payments made on revolving credit facility	—	(139,833)
Payments made on debt issuance costs	—	(441)
Payments made on capital and financing lease obligations	(580)	(292)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	78	95
Excess tax benefit (shortfall) from share-based compensation	90	(157)
Payments made on withholding tax for restricted stock vesting	(993)	(155)
Proceeds from exercise of share-based compensation awards	2,548	162
Net cash provided by (used in) financing activities	1,143	(22,488)

Net increase in cash and cash equivalents	24,898	5,454
Cash and cash equivalents at beginning of period	48,486	11,745

Cash and cash equivalents at end of period	$73,384	$17,199

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,855	$2,147

Cash paid during the period for taxes	$28,955	$32,304

Non-cash investing and financing activities:
Property and equipment acquired through capital and financing lease obligations	$51	$5,896

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 26, 2015	July 27, 2014	July 26, 2015	July 27, 2014

Pre-Opening Rent	$595	$453	$1,281	$1,126
Other Occupancy Costs	22,983	21,505	45,487	42,561
Total Occupancy Costs	$23,578	$21,958	$46,768	$43,687

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 26, 2015	July 27, 2014	July 26, 2015	July 27, 2014

New Store Pre-Opening Expenses	$1,173	$1,261	$1,990	$2,732

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1)
(In thousands, except per share amounts)
(unaudited)

	For the Thirteen Weeks Ended July 26, 2015			For the Thirteen Weeks Ended July 27, 2014

	GAAP	Adjustments (2)	Adjusted GAAP	GAAP	Adjustments (3)	Adjusted GAAP
Income from operations	$28,502	$(68)	$28,434	$19,126	$9,770	$28,896

Income before provision for income taxes	$27,510	$(68)	$27,442	$18,002	$9,770	$27,772

Tax provision	$10,038	$35	$10,073	$6,612	$3,647	$10,259

Net income (loss)	$17,472	$(103)	$17,369	$11,390	$6,123	$17,513

Net income per share:
Basic (4)	$0.36	$—	$0.36	$0.24	$0.13	$0.36

Diluted (4)	$0.36	$—	$0.36	$0.24	$0.13	$0.36

	For the Twenty-Six Weeks Ended July 26, 2015			For the Twenty-Six Weeks Ended July 27, 2014

	GAAP	Adjustments (5)	Adjusted GAAP	GAAP	Adjustments (6)	Adjusted GAAP
Income from operations	$53,635	$14,879	$68,514	$46,703	$16,789	$63,492

Income before provision for income taxes	$51,667	$14,879	$66,546	$44,482	$16,789	$61,271

Tax provision	$19,029	$5,645	$24,674	$16,521	$6,350	$22,871

Net income	$32,638	$9,234	$41,872	$27,961	$10,439	$38,400

Net income per share:
Basic (4)	$0.67	$0.19	$0.86	$0.58	$0.22	$0.80

Diluted (4)	$0.67	$0.19	$0.86	$0.58	$0.22	$0.79

(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude certain charges incurred during the thirteen and twenty-six weeks ended July 26, 2015 and July 27, 2014. These measures are not in accordance with, or an alternative to, GAAP and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations.

(2) The Company recognized a net benefit of $0.1 million related to store closure adjustments partially offset by additional leadership related charges for the thirteen weeks ended July 26, 2015.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1) (continued)
(3) The Company recognized pre-tax charges of $9.8 million ($6.1 million, net of tax) recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income. These charges include the recognition of certain lease liabilities, severance, write down and loss on disposal of assets and other exit costs.
(4) The net income per share totals in the above tables may not equal the sum of the components due to rounding.

(5) The Company recognized pre-tax charges of $14.9 million ($9.2 million, net of tax) with $13.9 million recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income. These charges include the recognition of certain lease liabilities, severance, write down and loss on disposal of assets and other exit costs. The remaining charges primarily relate to the liquidation of inventory for the store closures and charges in connection with leadership changes which are reflected on other line items of the Consolidated Statements of Comprehensive Income.

(6) The Company recognized pre-tax charges of $16.8 million ($10.4 million, net of tax) with $16.4 million recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income. These charges include the recognition of certain lease liabilities, severance, write down and loss on disposal of assets and other exit costs. The remaining charges primarily relate to the liquidation of inventory for the store closures and are reflected on other line items of the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation Between Net Income and Adjusted EBITDA (1)
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 26, 2015	July 27, 2014	July 26, 2015	July 27, 2014
Net income	$17,472	$11,390	$32,638	$27,961
Adjusted items:
Tax provision	10,038	6,612	19,029	16,521
Interest expense	992	1,124	1,968	2,221
Depreciation	16,818	15,276	32,922	30,302
Leadership related charges	59	—	415	—
Share-based compensation	960	1,867	2,608	3,703
Loss on disposals of property and equipment, net of closed stores (2)	9	13	11	37
Impairments and store closure costs	67	9,909	14,261	16,609
Other (3)	(12)	—	472	418
Total adjusted items	28,931	34,801	71,686	69,811

Adjusted EBITDA	$46,403	$46,191	$104,324	$97,772

(1)
While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provides certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.

(2) The "Loss on disposals of property and equipment" line item on the Consolidated Statements of Cash Flows includes the loss from closed stores. See table below for the calculation of loss on disposals of property and equipment, net of closed stores.

Reconciliation of Loss on Disposals of Property and Equipment:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 26, 2015	July 27, 2014	July 26, 2015	July 27, 2014
(Gain) loss on disposals of property and equipment	$(40)	$(30)	$5,606	$1,791
Less: (Gain) loss on disposals included in the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income	(49)	(43)	5,595	1,754
Loss on disposals of property and equipment, net of closed stores	$9	$13	$11	$37

(3) Other adjusted items primarily relate to the liquidation of inventory for closed stores and are reflected in other line items on the Consolidated Statements of Comprehensive Income for the thirteen and twenty-six weeks ended July 26, 2015 and July 27, 2014.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(unaudited)
	July 26, 2015 Calculated Using GAAP	July 27, 2014 Calculated Using GAAP	July 26, 2015 Calculated Using Adjusted	July 27, 2014 Calculated Using Adjusted
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (2)	Net Income (3)	Net Income (3)
Return on assets (4)	12.6%	8.6%	14.9%	13.8%
Return on invested capital (5)	19.2%	12.6%	22.2%	19.3%
Return on equity (6)	18.5%	14.2%	21.5%	21.7%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations. The financial return metrics are calculated on a trailing four quarters basis. The manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in these column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in these columns are calculated using adjusted net income, which is a non-GAAP financial measure. Please see the schedule below for the reconciliation of net income determined in accordance with GAAP to adjusted net income.

Trailing four quarters ended (in millions):
	As of July 26, 2015	As of July 27, 2014
Net income	$67.7	$41.0
Impairments and store closure costs	20.1	44.3
Leadership related charges	2.5	—
Adjustment for taxes	(8.8)	(17.0)
Adjusted net income	$81.5	$68.3

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the columns which present metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using net income) and (ii) adjusted net income plus interest expense plus adjusted provision for income taxes (for the calculation set forth in the columns which presents metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the columns which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provides certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.